Exhibit 10.1
IRREVOCABLE WAIVER AND TERMINATION AGREEMENT
     THIS IRREVOCABLE WAIVER AND TERMINATION AGREEMENT (this “Termination Agreement”) is executed and delivered on October 14, 2008 by and between Endocare, Inc., a Delaware corporation (“Endocare”), and Paul W. Mikus, an individual resident of the State of California (“Mikus”) (together, the “Parties”).
     WHEREAS, Mikus was previously an employee and executive officer of Endocare; and
     WHEREAS, Mikus’s employment with Endocare was terminated in 2003 and Mikus ceased to serve as an executive officer of Endocare in 2003; and
     WHEREAS, in connection with the termination of Mikus’s employment with Endocare, Mikus and Endocare executed and delivered a Separation Agreement, dated July 31, 2003 (the “Separation Agreement”), and a Consulting Agreement, dated July 31, 2003 (the “Consulting Agreement”); and
     WHEREAS, during Mikus’s employment with Endocare, Mikus and Endocare executed and delivered an Indemnification Agreement, dated October 30, 2001 (the “Indemnification Agreement”); and
     WHEREAS, Mikus is currently a defendant in the criminal case captioned United States of America v. Paul Mikus, et al. (Case No. CR07-0060 JVS) (the “Criminal Case”) and in the civil case captioned Securities and Exchange Commission v. Paul W. Mikus and John V. Cracchiolo (Case No. SACV 06-734 JVS (MLGx)) (the “Civil Case”); and
     WHEREAS, pursuant to Section 11(a) of the Indemnification Agreement, Endocare has been advancing Expenses (as defined in the Indemnification Agreement) on Mikus’s behalf in connection with the Criminal Case and the Civil Case; and
     WHEREAS, on October 6, 2008, Mikus entered a guilty plea in the Criminal Case, pursuant to which he will be required to pay restitution to Endocare; and
     WHEREAS, in connection with the termination of his employment, Endocare paid to Mikus a severance amount (the “Severance Amount”) pursuant to Section 1 of the Separation Agreement and a consulting fee (the “Consulting Fee”) pursuant to Section 2 of the Consulting Agreement; and
     WHEREAS, Section 1 of the Separation Agreement provides that Mikus shall be liable to repay to Endocare the Severance Amount and Section 2(a) of the Consulting Agreement provides that Mikus shall be liable to repay to Endocare the Consulting Fee, in each case upon either: (a) the conviction of Mikus in a court of law, or entering a plea of guilty or no contest to, any crime directly relating to Mikus’s activities on behalf of Endocare during his employment with Endocare; or (b) successful prosecution of an enforcement action by the Securities and Exchange Commission against Mikus directly relating to Mikus’s activities as an employee and executive officer of Endocare; and
     WHEREAS, Section 11 of the Indemnification Agreement provides that Mikus shall reimburse Endocare for all Expenses advanced by Endocare in certain circumstances; and
     WHEREAS, Endocare is willing to irrevocably waive its repayment and reimbursement rights under the Separation Agreement, Consulting Agreement and the Indemnification Agreement if Mikus agrees to terminate the Indemnification Agreement in its entirety and to irrevocably waive and release any right to have Endocare pay any Expenses or other amounts incurred on or after July 31, 2008;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Endocare and Mikus hereby agree as follows:
     1. Termination of Endocare Severance Recapture Rights. Effective July 31, 2008, the third sentence of Section 1 of the Separation Agreement and the second sentence of Section 2(a) of the Consulting Agreement are hereby terminated in their entirety and rendered of no further force or effect whatsoever. Effective July 31, 2008, Endocare hereby irrevocably waives any right to receive repayment of the Severance Amount and the Consulting Fee.
     2. Termination of Indemnification Agreement. Effective July 31, 2008, the Indemnification Agreement is hereby terminated and rendered of no further force or effect whatsoever. Effective July 31, 2008, neither Party shall have any further rights or obligations under the Indemnification Agreement whatsoever; provided, however, that Endocare shall be required to advance any Expenses incurred under the Indemnification Agreement on or prior to July 31, 2008.
     3. Waiver and Release of Any Advancement or Indemnification Rights. Except as set forth in paragraph 4, below, effective July 31, 2008, Mikus hereby irrevocably waives, releases, relinquishes and discharges any and all claims or rights he may have to advancement, indemnification or other payment rights whatsoever under Endocare’s current or former bylaws, its Certificate of Incorporation, any statute (including but not limited to California Corporations Code Section 317 and Section 145 of the Delaware General Corporation Law), any principle of law or otherwise. Endocare shall have no obligation whatsoever to advance, reimburse or indemnify against any Expenses or other amounts incurred on or after July 31, 2008 or make any payments to or for the benefit of Mikus in connection with any Proceeding (as defined in the Indemnification Agreement), including but not limited to the Criminal Case and the Civil Case. Endocare asserts that Mikus is not entitled to indemnification under California Labor Code Section 2802. Mikus hereby agrees not to seek any indemnification whatsoever from Endocare under California Labor Code Section 2802 or any other provision of law providing rights to Mikus that may not be waiveable. In the event that Mikus at any time seeks any such indemnification and is determined to be entitled to such indemnification, then Mikus agrees that Endocare shall be entitled to offset the Severance Amount and the Consulting Fee against any such indemnification amounts, notwithstanding Section 1 above.

     4. Limited Payment of Expenses Incurred between August 1, 2008 and September 30, 2008. Notwithstanding paragraph 3, above, Endocare agrees to pay Expenses incurred by Mikus between August 1, 2008 and September 30, 2008 (the “Limited Payment Period”), to be paid exclusively from the proceeds to Endocare of any restitution payment made by Mikus to Endocare (the “Endocare Restitution Payment”) and up to a maximum of $510,000.
          a. If Mikus does not pay the Endocare Restitution Payment, Endocare shall not be responsible to pay any Expenses incurred by Mikus during the Limited Payment Period and this paragraph 4 shall be null and void.
          b. If the Endocare Restitution Payment is $510,000 or more, Endocare shall be responsible to pay Expenses incurred by Mikus during the Limited Payment Period, up to the lesser of the Expenses incurred during the Limited Payment Period or $510,000.
          c. Regardless of the amount of the Endocare Restitution Payment, Endocare shall have no responsibility for any Expenses exceeding the lesser of $510,000 or the Endocare Restitution Payment.
     5. Timing of Payment of Expenses. Within 7 days of its receipt of a fully executed copy of this Termination Agreement, Endocare shall pay the following Expenses for costs, attorney’s fees and expert fees invoiced for amounts incurred through July 31, 2008: (a) $141,503.85 due to Bienert, Miller, Weitzel & Katzman for services rendered through July 31, 2008; (b) $121,106.00 due to Hemming Morse, Inc. for services rendered through July 31, 2008; and (c) $1,839.91 for services rendered by an undisclosed expert witness through July 31, 2008, to be paid in care of Bienert, Miller, Weitzel & Katzman. Any Expenses owed by Endocare for the Limited Payment Period, pursuant to paragraph 4 above, shall be paid within 10 days of Endocare’s receipt and deposit of the Endocare Restitution Payment.
     6. Restitution, Disgorgement or Other Remedies Imposed Upon Mikus. Nothing in this Termination Agreement shall affect in any way Mikus’s obligations under any judgment or settlement in the Criminal Case or Civil Case, or the relief that may be imposed or remedies that may be ordered as part of the judgment of the Criminal Case, a settlement or judgment in the Civil Case or in any other legal proceeding brought by a party other than Endocare and to which Mikus is or may hereafter be a party. By way of example, should Mikus be ordered to pay restitution to Endocare in the judgment concluding the Criminal Case, Mikus shall be obligated to comply with that judgment, notwithstanding this Termination Agreement and even if he is ordered to pay more than $510,000 in restitution.
     7. Miscellaneous. This Termination Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to be one instrument. Any facsimile or electronic signature of this Termination Agreement (such as .pdf format) shall be valid for all purposes.

     8. Third-Party Beneficiary. The parties recognize and agree that this Agreement, including paragraph 5 above, is made expressly for the benefit not only of the Parties but also of the law firm of Bienert, Miller, Weitzel & Katzman, which shall have the right to pursue any and all remedies available to it under California law in the event of any breach of this Agreement.
     9. Binding on Successors and Assigns. This Termination Agreement shall apply to Endocare and Mikus, as well as their respective predecessors, successors, parents, subsidiaries, affiliates, custodians, agents, assigns, representatives, heirs, estates, executors, trusts, trustees, trust beneficiaries, administrators, spouses, marital communities, and immediate family members.
Signature Page Follows

     IN WITNESS WHEREOF, Endocare and Mikus hereby execute and deliver this Irrevocable Waiver and Termination Agreement.

ENDOCARE, INC.

By:	/s/ Clint B. Davis

Clint B. Davis General Counsel

PAUL W. MIKUS:

/s/ Paul W. Mikus

Paul W. Mikus

Approved as to form:

/s/ Thomas Bienert Thomas Bienert
Bienert, Miller, Weitzel & Katzman
Attorneys for Paul W. Mikus
[SIGNATURE PAGE TO IRREVOCABLE WAIVER
AND TERMINATION AGREEMENT]